Exhibit 19
HEICO CORPORATION
INSIDER TRADING POLICY
Effective as of December 17, 2024

Directors, officers and employees of HEICO Corporation, and its subsidiaries (collectively, the “Company”) are likely from time to time to become aware of material non-public information about the Company. In view of the legal prohibitions on trading in securities while in possession of material non-public information concerning an issuer, and the significant interest of the Company in preventing even the appearance of trading impropriety, the Company has adopted this Insider Trading Policy (this “Policy”).

The general prohibitions of this Policy apply to the Company’s directors, officers and employees (collectively, “Covered Individuals”), while the restrictions set forth (i) in Section 2 apply only to the Company’s directors, executive officers and certain designated employees as designated from time to time by the Company and (ii) in Section 5 apply only to the Company’s directors and officers (as defined in Rule 16a-1(f) of the Exchange Act (as defined below)). If you are unsure whether you are subject to the restrictions set forth in Sections 2 and 5, please contact the Chief Financial Officer or General Counsel.

1. Do Not Trade Company Securities when Aware of Material Non-Public Information

No Covered Individual may purchase or sell securities of the Company (including in connection with the exercise of stock options) when he or she is aware of material non-public information about the Company1.

“Material” information means information relating to the Company, its business operations or securities that, if made public, would likely affect the market price of the Company’s securities, or would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities.

The information becomes “public” once it has been broadly disseminated to and digested by the public (generally by means of a Company press release). Trading while in possession of such information may only commence after the close of business on the first trading day following public disclosure of the information. For example, if the information is publicly disclosed on Monday, trading may commence after the close of business on Tuesday.

Additionally, Covered Individuals may not trade in the securities of other companies as to which they have obtained material non-public information by reason of their employment with the Company.

“Securities” mean any equity securities issued by the Company, including any subsidiary of the Company that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This restriction continues to apply to transactions in Company securities even after termination of a Covered Individual’s service with the Company. If a Covered Individual possesses material, non-public information when his or her service to the Company terminates, the Covered Individual may not trade in Company securities until that information has become public or is no longer material.

2. Trading Company Securities Is Prohibited Except During a Trading Window

In view of the Company’s significant interest in avoiding even the appearance of trading impropriety, Covered Individuals may purchase or sell securities of the Company only during the Company’s quarterly trading window. These trading restrictions apply to all purchases or sales of Company securities, including open-market purchases and sales of the
1 For purposes of this Policy, purchases and sales of securities by a Covered Individual include, without limitation, any purchase or sale (i) by, for or at the direction of such Covered Individual, (ii) entered into by any person or entity directly or indirectly controlled by such Covered Individual, such as a family member who does not reside with such Covered Individual but whose transactions in securities are directed by the Covered Individual or are subject to the Covered Individual’s influence or control, and (iii) by, for or at the direction of any member of such Covered Individual’s family who resides with such Covered Individual or any person residing in the same household as such Covered Individual.

Company’s common stock, as well as transactions involving derivatives of the Company’s securities, including exercises of stock options. Please note, however, that it is the Covered Individual’s sole responsibility to comply with all applicable securities laws. The Company does not undertake any obligation with respect to a Covered Individual’s securities law compliance and the Company urges each Covered Individual to consult his or her legal counsel before engaging in transactions.

All Covered Individuals who have access to internal financial statements, or to material information concerning anticipated quarterly financials, that has not yet been made public, must not trade in the Company's common stock or stock options during the period beginning at the close of business on the last day of any fiscal quarter until the close of business on the first trading day following public disclosure of the financial results for the fiscal quarter. For example, if the Company’s financial results for the fiscal quarter are publicly disclosed on Monday, trading may commence after the close of business on Tuesday. From time to time, additional trading restrictions may be imposed on Covered Individuals pending public announcement of other material events or information. Covered Individuals should contact the Chief Financial Officer or General Counsel, prior to placing any order to purchase or sell Company securities, if they are uncertain whether or not they are free to trade.

Except as set forth in Section 4 of this Policy, there are no exceptions to this Policy of restricting trading to the quarterly trading window. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances to insider trading liability.

3. Do Not Disclose Material Non-Public Information to Anyone Outside the Company for the Purpose of Trading

In addition to the trading restrictions set forth above, Covered Individuals may not disclose or “tip” material information concerning the Company to an outsider. An outsider can include friends, business associates, a spouse or other family member. Both the tipper and the tippee can be held liable under federal securities laws for violations of this kind.

4. Bona Fide Gifts

    This Policy does not apply to bona fide gifts.

5. Rule 10b5-1 Plans

There is a procedure under Rule 10b5-1 adopted by the Securities and Exchange Commission (the “SEC”) that allows an individual to establish an automatic trading plan (e.g., purchases or sales of stock at pre-determined prices and/or pre-determined times) that may result in trades taking place when they would otherwise not be permitted under this Policy.

Trading plans under this rule must be pre-cleared by the Chief Financial Officer or General Counsel's Office and also meet the SEC’s stringent requirements and may be subject to public filing.

Any director or corporate officer who wishes to implement a trading plan must comply with the following procedures:

•Trading plans may only be entered into during a trading window, as explained in Section 2 of this Policy, and when the insider is otherwise not in possession of material non-public information regarding the Company.
•All trading plans must be pre-cleared with the Chief Financial Officer or General Counsel’s Office.
•Trading may commence only upon the later of: (1) 90 days following the trading plan’s adoption or modification; or (2) two business days following the disclosure in a periodic report of the Company’s financial results for the fiscal quarter in which the trading plan was adopted or modified (but not to exceed 120 days following plan adoption or modification).
•Multiple, overlapping plans are not permitted, except as permitted by the federal securities laws.

6. Penalties for Violating Securities Laws or this Policy

The SEC and the Department of Justice actively enforce insider trading laws, including by actively monitoring trading activity. Federal law imposes heavy penalties on individuals who either buy or sell securities while in possession of material non-public information or pass the material non-public information along to others who use it to buy or sell securities. The penalties for insider trading apply with equal force whether trading or passing information is done to generate gains or avoid losses. Potential penalties include:

•civil penalties of up to three times the amount of profit gained or loss avoided as a result of the unlawful action;
•a criminal fine of up to $5 million (no matter how small the profit);
•a jail term of up to 20 years, and in some cases 25 years;
•private suits for damages equal to the profit gained or loss avoided; and
•disgorgement of ill-gotten gains.

In addition, the Company and any supervisor of a Company associate who trades with or tips material non-public information may face “controlling person” liability in the form of civil penalties of up to the greater of $1 million or three times the amount of profit gained or loss avoided as a result of the unlawful action and criminal penalties of up to $25 million for the Company and up to $5 million for the individual supervisor(s).

Violations of this Policy by a Covered Individual may subject such person to disciplinary action by the Company, up to and including termination for cause.

7. Do Not Answer Questions by Outsiders Regarding the Company’s Business

From time to time, Covered Individuals may be asked questions concerning various activities of the Company outside the scope of the employee’s regular duties. Such inquiries may come from the media, stock exchanges, analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information.

It is very important that all such communications on behalf of the Company be made through an appropriately designated officer. Failure to do so could result in violations of federal securities laws, including Regulation FD, which was enacted by the SEC to prohibit companies from disclosing material information to analysts and shareholders prior to public release of the information.

Federal and state securities laws are technical in nature and can be difficult to navigate. Accordingly, a Covered Individual is advised to consult with his or her own legal counsel or contact the General Counsel with any questions about the law or this Policy or its application to a particular situation
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